EXHIBIT 2.1














                              ACQUISITION AGREEMENT

                                  BY AND AMONG
                     PHOENIX INTERNATIONAL PUBLISHING, LLC,
                                     AS PIP,

                                       AND

                          THE HOLDER OF PIP INTERESTS,
                                 AS THE HOLDER,


                                       AND

                     ONLINE VACATION CENTER HOLDINGS CORP.,
                                    AS ONVC.


                           DATED AS OF AUGUST 31, 2006



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                              ACQUISITION AGREEMENT

         THIS ACQUISITION AGREEMENT (this "Agreement"), dated as of August 31, 2006, is made by and among ONLINE VACATION CENTER HOLDINGS CORP., a Florida corporation ("ONVC"), PHOENIX INTERNATIONAL PUBLISHING, LLC, a Delaware limited liability company ("PIP"), and Simon Todd, an individual residing in Trophy Club, Texas (the "Holder").

         FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which is hereby acknowledged, the Holder desires to sell, transfer and deliver to ONVC, and ONVC desires to purchase and acquire from the Holder, all of the issued and outstanding ownership interests of PIP (the "PIP Interests") for the consideration and on the terms set forth in this Agreement and the parties, intending to be legally bound, hereby agree as follows:

                 1. SALE AND TRANSFER OF PIP INTERESTS; CLOSING

1.1      PIP INTERESTS

         Subject to the terms and conditions of this Agreement, at the Closing (defined below), the Holder will sell and transfer the PIP Interests to ONVC, and ONVC will purchase and acquire the PIP Interests from the Holder.

1.2      CONSIDERATION

         (a) The total consideration (the "Consideration") to be paid at the Closing by ONVC to the Holder for the PIP Interests will be 1,450,000 restricted shares of ONVC common stock, par value $0.0001 per share, (the "Restricted Shares") which shares shall be subject to a Lock-Up Agreement in form and substance satisfactory to ONVC and the Holder (the "Lockup Agreement").

         (b) The Consideration shall be adjusted, if necessary, as required pursuant to Section 3.1(d) hereof.

1.3      CLOSING

         The acquisition and sale (the "Closing") provided for in this Agreement will take place at the offices of Tripp Scott, P.A., 110 Southeast 6th Street, 15th Floor, Fort Lauderdale, FL 33301, at 10:00 a.m. (local time) on August 31, 2006, or at such other time and place as the parties may agree (the "Closing Date").

1.4      CLOSING OBLIGATIONS

         At the Closing, ONVC and the Holder shall receive their respective Closing Deliverables as described on Exhibit A attached hereto, each in form and substance reasonably satisfactory to ONVC and the Holder.

1.5      TAX TREATMENT

         It is the intent of the parties that the exchange of stock contemplated by this Agreement qualifies as a tax-free reorganization under section 368(a) of the Internal Revenue Code.

1.6      ADMINISTRATION OF TAX MATTERS

         (a)   Tax Returns.

         (i) The Holder shall prepare and timely file, or cause to be timely filed, for PIP, the federal income Tax Return (defined below) and other Tax
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Returns, if any (the "Short Period Tax Returns"), that are required by law to be filed for the taxable period of PIP that ends on or before the Closing Date and the Holder shall be responsible for and shall pay as and when due any and all Taxes (defined below), preparation, audit or other expenses or costs in connection therewith. The Holder shall provide a copy of these Short Period Tax Returns to ONVC together with the work papers and schedules utilized in their preparation. The Holder, ONVC and PIP shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of the Short Period Tax Returns and any audit, litigation or other proceeding with respect to the Short Period Tax Returns. For clarification, all expenses incurred by PIP prior to the Closing Date, including, but not limited to, expenses associated with (A) the transactions contemplated by this Agreement, and (B) payments of compensation to employees and other service providers, shall be paid by the Holder and, to the extent so paid, shall be expenses of PIP reflected on the Short Period Tax Returns.

         (ii) Neither the Holder, ONVC nor PIP shall file an amended Tax Return with respect to any and all taxable periods, or portions thereof, ending on or before the Closing Date (the "Pre-Closing Tax Periods"), without the prior written consent of the Holder, ONVC and PIP; except that such consents shall not be required for any amendment filed in connection with any requirement or finding of any audit by a Governmental Entity of the Tax Return to which the amendment relates. The Holder shall indemnify ONVC and PIP for any liability, cost or expense ONVC or PIP incurs as a result of any such amendment filed in accordance with the terms of this Section 1.6(a)(ii).

         (b) General Administration of Tax Matters. ONVC, PIP and the Holder shall cooperate fully, as and to the extent reasonably requested, in connection with any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which the Holder shall control with respect to the Pre-Closing Tax Periods). Such cooperation shall include the retention, and (upon the other party's request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, the Holder, with respect to Pre-Closing Tax Periods, and ONVC and PIP, with respect to all subsequent Tax Periods, shall pay the reasonable out-of-pocket expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party. The Holder agrees to retain, and to make available to ONVC and PIP upon their request, all books and records with respect to Tax matters pertinent to PIP relating to the Pre-Closing Tax Periods, until the expiration of any applicable statute of limitations or extensions thereof.

         As used in this Agreement, the term "Tax Return" shall mean all reports, returns, information returns, declarations, statements and other documents required to be filed in respect of Taxes.

         As used in this Agreement, the term "Tax" shall mean all federal, state, local, foreign and other governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional
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amounts with respect thereto, and the term "Tax" means any one of the foregoing
Taxes.

         As used in this Agreement, the term "Governmental Entities" shall mean any court, tribunal, governmental or regulatory authority, agency, department, commission, instrumentality, body or other governmental entity of the United States of America or any state or political subdivision thereof or any court or arbitrator, and the term "Governmental Entity" means any one of the foregoing Governmental Entities.

                       2. REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF THE HOLDER AND PIP

         The Holder and PIP hereby represent and warrant to ONVC that all of the following representations and warranties set forth in this Section 2.1 are true, correct and complete as of the date of this Agreement and will be true, correct and complete at and as of the Closing Date as though restated on and as of such date.

         (a) Ownership. The Holder is the record and beneficial owner and holder of the PIP Interests, free and clear of any and all liens, encumbrances, charges, claims, conditions, interests, options, security interests, pledges, rights of first refusal or restrictions of any kind (collectively, "Liens"). The Holder owns 100% of the outstanding equity and other securities of PIP. PIP does not own, control, or have voting rights with respect to, directly or indirectly, any interest in any other corporation, partnership, association or other business entity and PIP is not a party to any agreement relating to the acquisition of such an interest. There are no agreements, rights, claims or obligations relating to the issuance, sale, or transfer of any equity or other securities of PIP.

         (b) Authorization. PIP is duly organized and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in each jurisdiction in which it conducts business or owns property, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on its financial condition or business operations. Each of the Holder and PIP has full right, power and authority to execute and deliver this Agreement and the other Holder Documents (defined below), to perform its obligations set forth herein and therein and to consummate all of the transactions contemplated hereby and thereby.

         (c) Documents. The Holder and PIP have, or before the Closing will have, approved the sale of the PIP Interests, this Agreement and the transactions contemplated hereby, and approved, executed and delivered this Agreement and certain other agreements and instruments contemplated by this Agreement to be executed and delivered by the Holder and PIP in connection herewith (collectively, the "Holder Documents") and each of the Holder Documents, when executed by the Holder or PIP, shall be the legal valid and binding obligation of the Holder and PIP in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
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         (d)   No Default. Neither the Holder or PIP, nor, to the knowledge of the Holder and PIP, any vendor or party in contract with the

               Holder or PIP, is in violation of any provision of, or in default under, any of PIP's articles of association or operating agreement or any indenture, mortgage, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which the Holder or PIP is a party or by which any of them or their property is subject or bound and further, the execution and delivery of the Holder Documents, the performance of the obligations therein and the consummation of the transactions contemplated thereby will not result in a violation thereof, or a default thereunder.

         (e) No Approvals. Neither the Holder nor PIP is required to obtain the approval, authorization, consent, waiver or any other order of any public or private entity (including any Governmental Entity), person, board or body in connection with the transactions contemplated by the Holder Documents, except as set forth in Section 3.1(e) hereof.

         (f) Financial Statements. The financial statements (all of which are unaudited) of PIP, copies of which have been, or prior to the Closing will have been, provided to ONVC, are true and correct in all material respects and fairly present the assets, liabilities, financial condition, results of operations, changes in stockholders' equity, and cash flow of PIP (and of any person or entity required by generally accepted accounting principles to be consolidated or included therein) at their respective dates and for their respective periods, all in accordance with generally accepted accounting principles applied on a consistent basis, subject in the case of unaudited statements only to normal recurring year-end adjustments and footnotes (the effect and the content of either of which will not, individually or in the aggregate, be materially adverse to the financial condition or business operations of PIP).

         (g) No Material Adverse Change. From the date of the last financial statements, there has not been any change that would materially and adversely affect the financial position or results of operations of PIP, or its ability to consummate the transactions contemplated hereby, or that should be disclosed to ONVC in order to make any statements or information furnished to ONVC, in light of the circumstances under which they were made, not misleading, which has not been disclosed in writing to ONVC.

         (h) No Undisclosed Liabilities. There is no account, note, lease, Tax, environmental liability, fine, penalty, civil or criminal action, filing, liability, obligation, lien, encumbrance, restriction or other duty affecting the Holder or PIP (nor, to the knowledge of the Holder and PIP, is there any basis, circumstance or fact that might give rise thereto), whether realized or contingent, pending or threatened, known or unknown, as of the date hereof or as of the date of the Closing, which has not been disclosed in writing to ONVC.

         (i) No Litigation. There is no action, suit, proceeding or investigation at law or in equity, before or by any court, public board or body, realized or contingent, pending or, to the knowledge of the Holder and PIP, threatened, against or affecting the Holder or PIP (nor, to the knowledge of the Holder and PIP,
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               is there any basis, circumstance or fact therefore) as of the date hereof or as of the date of the Closing, which has not been disclosed in writing to ONVC.

         (j) Ordinary Course of Business. Since January 1, 2006, PIP has conducted its business only in the ordinary course of business consistent with the past practice.

         (k) Brokers or Finders. Neither the Holder nor PIP or its officers or agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. The Holder will indemnify and hold ONVC harmless from any such payment alleged to be due by or through the Holder or PIP as a result of the action of the Holder or PIP or its officers or agents.

2.2      REPRESENTATIONS AND WARRANTIES OF ONVC

         ONVC hereby represents and warrants to the Holder and PIP that all of the following representations and warranties set forth in this Section 2.2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete at and as of the Closing Date as though restated on and as of such date:

         (a) Authorization. ONVC is duly organized, validly existing, and in good standing under the laws of the state in which it was formed. ONVC has full right, power and authority to execute and deliver this Agreement and the other ONVC Documents (defined below), to perform its obligations set forth herein and therein and to consummate all of the transactions contemplated hereby and thereby, including, without limitation, the issuance and delivery of the Restricted Shares to the Holder.

         (b) Documents. ONVC has, or before Closing will have, approved the sale of the PIP Interests, this Acquisition Agreement and the transactions contemplated hereby, and approved, executed and delivered this Agreement and certain other agreements and instruments contemplated by this Agreement to be executed and delivered by ONVC in connection herewith (collectively, the "ONVC Documents") and each of the ONVC Documents, when executed by ONVC, shall be the legal, valid and binding obligation of ONVC in accordance with their terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         (c) No Default. ONVC is not in violation of any provision of, or in default under, and the execution and delivery of the ONVC Documents, the performance of the obligations set forth therein and the consummation of the transactions contemplated thereby will not result in a violation of, or default under, any of ONVC's articles of incorporation, by-laws or any indenture, mortgage, deed of trust, indebtedness, agreement, judgment, decree, order, statute, rule or regulation to which ONVC is a party or by which ONVC or its property is subject or bound.

         (d) No Approvals. ONVC is not required to obtain the approval, authorization, consent, waiver or any other order of any public
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               or private entity (including any Governmental Entity), person, board or body in connection with the transactions contemplated by the ONVC Documents, except as set forth in Section 3.2(a) hereof.

         (e) Valid Issuance. The Restricted Shares, when issued and delivered in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and will be free and clear of all Liens; provided, however, that the Restricted Shares may be subject to restrictions on transfer under state and/or federal laws, as set forth in the Lockup Agreement.

         (f) Investment Intent. ONVC is acquiring the PIP Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933.

         (g) SEC Reports. ONVC has filed, on a timely basis, all forms, reports and documents (collectively, the "SEC Reports") required to be filed with the Securities Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") since August 31, 2003. As of their respective dates, each of the SEC Documents complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the Exchange Act.

         (h) Brokers or Finders. Neither ONVC nor its officers or agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. ONVC will indemnify and hold the Holder harmless from any such payment alleged to be due by or through ONVC as a result of the action of ONVC or its officers or agents.

                         3. COVENANTS PRIOR TO CLOSING

3.1      COVENANTS OF THE HOLDER AND PIP

         (a) Access and Investigation. Upon reasonable notice, PIP shall, and the Holder shall cause PIP to, (1) afford ONVC and its representatives access during normal business hours to its personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (2) furnish ONVC with copies of all such contracts, books and records, and other existing documents and data as ONVC may reasonably request, and
               (3) furnish ONVC with such additional financial, operating, and other data and information as ONVC may reasonably request.

         (b) Due Diligence. The Holder and PIP shall reasonably cooperate with ONVC in the conduct of its due diligence and shall furnish, at a minimum, the information, documents and other items set forth on Exhibit B attached hereto.

         (c) Audit. PIP acknowledges that ONVC, as a publicly traded company, will need audited financial statements of PIP. ONVC, at its expense, will cause its accountants to conduct an audit of PIP and to issue audited financial statements as diligently as possible. The Holder and PIP will assist and provide ONVC and its auditors access to conduct such audit and such further due diligence in connection therewith as ONVC may require. PIP, ONVC and the Holder each acknowledge that such audit may be completed after the Closing.
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         (d)   Operation of PIP. PIP shall, and the Holder shall cause PIP to,
               (1) conduct its business only in the ordinary course of business consistent with its past practices; (2) use its best efforts to preserve intact its current business organization, keep available the services of its current officers, employees, and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it; (3) confer with ONVC concerning material operational matters or any other matters material to PIP's business; and (4) otherwise report periodically to ONVC concerning the status of its business, operations, and finances. Further, PIP shall NOT, and the Holder shall cause PIP not to,
               (1) enter into, amend, modify, extend, terminate or permit to expire (a) any agreement that involves more than $25,000 or exceeds one year in term or (b) any compensation agreements, benefit plans or insurance policies, or (2) dispose of any assets, issue any securities or rights with respect to securities, or declare or pay any bonuses, dividends or distributions;

                    EXCEPT that PIP, prior to the Closing, may distribute or dividend cash, shall pay or satisfy all shareholder loans and, if necessary, shall pay or satisfy other liabilities, all in aggregate amounts sufficient to cause, immediately thereafter and at the Closing, the book value of assets of PIP to equal or exceed the book value of liabilities of PIP, all as determined in accordance with generally accepted accounting principles consistently applied (if not, the Consideration shall be reduced by any deficiency therein). PIP, ONVC and the Holder acknowledge and agree that any deficiency determined after the Closing as a result of the conclusion of the audit shall be deducted from the Restricted Shares by reducing the number of issued shares by an amount equal to the dollar amount of any such deficiency divided by $1.50 (representing the negotiated value per share for purposes hereof) and the Holder shall, upon written request from ONVC, return its share certificates with appropriate transfer powers and instructions to ONVC (or, if not received within 20 days, ONVC may cancel such share certificates) and ONVC shall issue new certificates less the shares to be deducted hereunder.

         (e) Required Approvals. As promptly as practicable after the date of this Agreement, the Holder and PIP will:

               (1) seek and obtain the approval of these transactions by PIP's Board of Director(s) or Manager(s), shareholders and members,

               (2) make all filings, if any, required by applicable law to be made by them in connection with these transactions, and

               (3) cooperate with ONVC with respect to all filings, if any, that ONVC elects, or is required by any applicable law, to make in connection with these transactions.

         (f) Notifications. The Holder and PIP will promptly notify ONVC in writing if the Holder or PIP becomes aware of (1) any fact or condition that causes or constitutes a breach of the Holder's or PIP's representations, warranties or covenants as of the date of
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               this Agreement or as of the date of the Closing as if made as of the date of the Closing, or (2) any fact or condition that should be disclosed to ONVC in order to make any statements or information furnished to ONVC, in light of the circumstances under which they were made, not misleading.

         (g) Exclusive Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 5.1 hereof, neither the Holder nor PIP will directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity (other than ONVC) relating to any transaction involving any sale of the PIP Interests, any sale of any of the businesses, assets or equity or other securities of PIP (or any PIP subsidiary, if any), or any merger, consolidation, business combination, or similar transaction involving PIP (or any PIP subsidiary, if any).

         (h) Best Efforts. The Holder and PIP will use their reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

3.2      COVENANTS OF ONVC

         (a) Required Approvals. As promptly as practicable after the date of this Agreement, ONVC will:

               (1) seek and obtain the approval of these transactions by ONVC's Board of Directors and, if required, shareholders,

               (2) make all filings, if any, required by applicable law to be made by it in connection with these transactions, and

               (3) cooperate with the Holder and PIP with respect to all filings, if any, that the Holder or PIP is required by any applicable law to make in connection with these transactions;

               provided that this Agreement will not require ONVC to dispose of or make any change in any portion of its business or to incur any other burden to obtain any approval or governmental authorization.

         (b) Best Efforts. ONVC will use its reasonable commercial efforts to cause the conditions in Article 4 hereof to be satisfied.

                       4. CONDITIONS PRECEDENT TO CLOSING

4.1      CONDITIONS PRECEDENT TO ONVC'S OBLIGATION TO CLOSE

         ONVC's obligation to purchase and acquire the PIP Interests and to take the other actions required to be taken by ONVC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by ONVC, in whole or in part):

         (a)   Representations.

         (i) Each of the representations and warranties made by the Holder and PIP in this Agreement to the extent not qualified by materiality must have been accurate in all material respects as of the date of this
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         Agreement, and must be accurate in all material respects as of the
         Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (ii) Each of the representations and warranties made by the Holder and PIP in this Agreement to the extent qualified by materiality must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (b) Conditions. Each of the conditions required for the execution and delivery of the Holder Documents, including, without limitation those required herein, shall have been fulfilled or waived to the satisfaction of ONVC.

         (c) Holder's Performance. Each and every covenant and obligation of the Holder and PIP hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

         (d) Due Diligence. ONVC shall have concluded its due diligence and the audit of the PIP financial statements and the results thereof shall be satisfactory to ONVC in its sole discretion; provided, however, ONVC may elect to conclude the audit after the Closing thereby waiving such condition in reliance upon any adjustments as required by Section 3.1(d) hereof.

         (e) Closing Deliverables. Each of the Closing Deliverables to be delivered by the Holder to ONVC listed on Exhibit A attached hereto shall have been delivered to the satisfaction of ONVC, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

         (f) Ancillary Agreements. The Holder shall have executed the Lock-Up Agreement and an Employment and Non-compete Agreement (the "Employment Agreement"), in form and substance satisfactory to ONVC and the Holder.

4.2      CONDITIONS PRECEDENT TO THE HOLDER'S OBLIGATION TO CLOSE

         The Holder's obligation to sell the PIP Interests and to take the other actions required to be taken by the Holder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Holder, in whole or in part):

         (a)   Representations.

         (i) Each of the representations and warranties made by ONVC in this Agreement to the extent not qualified by materiality must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (ii) Each of the representations and warranties made by ONVC in this
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         Agreement to the extent qualified by materiality must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

         (b) ONVC's Performance. Each and every covenant and obligation of ONVC hereunder required to be performed or complied with at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all respects.

         (c) Closing Deliverables. Each of the Closing Deliverables to be delivered by ONVC to the Holder listed on Exhibit A attached hereto shall have been delivered to the satisfaction of the Holder, including the approvals required in Sections 3.1(e) and 3.2(a) hereof.

         (d) Ancillary Agreements. ONVC shall have executed the Lock-Up Agreement and the Employment Agreement.

                                 5. TERMINATION

5.1      TERMINATION EVENTS

         This Agreement may, by written notice given prior to or at the Closing, be terminated:

         (a)   by mutual consent of ONVC and the Holder;

         (b) by either ONVC or the Holder if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been cured;

         (c) by ONVC if any of the conditions in Section 4.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of ONVC to comply with its obligations under this Agreement) and ONVC has not waived such condition on or before the Closing Date;

         (d) by the Holder if any of the conditions in Section 4.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Holder to comply or with his obligations under this Agreement) and the Holder has not waived such condition on or before the Closing Date; or

         (e) by either ONVC or the Holder if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2006, or such later date as the parties may agree.

5.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 5.1 hereof is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 5.1 hereof, all further obligations of the parties under this Agreement will terminate, except that the obligations in Article VI and Sections 7.1 and 7.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                          6. INDEMNIFICATION; REMEDIES

6.1      SURVIVAL; INDEMNIFICATION AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Holder Documents and the ONVC Documents will survive the Closing for a period of twenty-four (24) months. Notwithstanding any provision contained herein to the contrary, no Indemnified Person shall be entitled to indemnification hereunder with respect to a breach by the Holder or PIP of any representation or warranty made in this Agreement or any other Holder Document that such Indemnified Person had knowledge of on the date of this Agreement. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

6.2      INDEMNIFICATION BY THE HOLDER

         The Holder will indemnify and hold harmless ONVC and its respective representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (specifically excluding incidental, consequential, punitive or exemplary damages) or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with: (a) any breach of any representation, warranty or covenant made by the Holder or PIP in this Agreement or in any other Holder Document, whether such breach is as of the date hereof or as of the date of the Closing as if made on the date of the Closing; (b) any breach by the Holder or PIP of any covenant or obligation of the Holder or PIP; or (c) any action or omission by, or any product shipped or manufactured by, or any services provided by, PIP prior to the date of the Closing.

6.3      INDEMNIFICATION BY ONVC

         ONVC will indemnify and hold harmless the Holder and his successors and permitted assigns, and will pay to the Holder the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by ONVC in this Agreement or in any ONVC Document, whether such breach is as of the date hereof or as of the date of the Closing as if made on the date of the Closing; (b) any breach by ONVC of any covenant or obligation of ONVC; or (c) any action or omission by, or any product shipped or manufactured by, or any services provided by, PIP after the date of the Closing.

6.4      PROCEDURE FOR INDEMNIFICATION

         The party or parties making a claim for indemnification under this
Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnified Party" and the party or parties against whom such claims are asserted under this Article 6 shall be, for the purposes of this Agreement, referred to as the "Indemnifying Party." All claims by any Indemnified Party under this Article 6 shall be asserted and resolved as follows:

         (a) In the event that (i) any action, proceeding, investigation, litigation or suit (each, a "Proceeding") is asserted or instituted by any person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a "Third Party Claim") or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a "Direct Claim"), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice briefly specifying the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a "Claim Notice").

         (b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party's election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party,
               (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent or (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or

               (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article 6 caused by or arising from such settlement, compromise or consent to the entry of judgment without the prior written consent of the other party.

         (c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within 45 days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim.

         (d) From and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party's representatives (except as may be required by applicable law) any information obtained pursuant to this
               Section 6.4(d).

6.5      LIMITATIONS ON INDEMNITY OBLIGATIONS

         (a) Neither the Holder nor ONVC, respectively, shall have any liability (for indemnification or otherwise) to the Indemnified Persons with respect to any matters described in this Article 6 until the total amount of Damages attributable to the Holder or ONVC, respectively, with respect to such matters exceeds $10,000 (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

         (b) The maximum aggregate amount of Damages that the Holder or ONVC, respectively, shall be obligated to pay to the Indemnified Persons under this Article 6 shall be limited to an amount equal to the value of the Consideration.

6.6      RIGHT OF SET-OFF

         Upon notice to the Holder specifying in reasonable detail the basis for such set-off, ONVC may set off any amount to which it may be entitled under this
Article 6 against amounts otherwise payable hereunder. The exercise of such right of set-off by ONVC in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder or under any ONVC Document. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of any claim hereunder will constitute an election of remedies or limit ONVC in any manner in the enforcement of any other remedies that may be available to it.

6.7      SOLE REMEDY

         Upon and after the Closing, the provisions of this Article 6 represent the sole and exclusive remedy available to any party to this Agreement for any misstatement or omission by any other party relating to any representation or warranty contained herein or for any breach by any other party of any representation, warranty, covenant or agreement contained herein and, except with respect to fraudulent acts, each party hereby unconditionally waives any other rights that it may have at law or in equity for any misstatement or omission by any other party from any representation or warranty contained herein, or any breach by any other party of any representation, warranty, covenant or agreement contained herein.

                             7. GENERAL PROVISIONS

7.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

7.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as ONVC determines. Unless consented to by ONVC in advance, prior to the Closing, the Holder shall, and shall cause PIP to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any person or entity, other than the accountants, attorneys and other advisors and representatives of the Holder. The Holder and ONVC will consult with each other concerning the means by which PIP's employees, customers, and suppliers and others having dealings with PIP will be informed of these contemplated transactions, and ONVC will have the right to be present for any such communication.

7.3 CONFIDENTIALITY

         ONVC and the Holder and PIP will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of each to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or these transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of these transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If these transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

7.4      MISCELLANEOUS

         All notices and communications hereunder will be deemed given upon receipt by personal delivery, overnight courier, fax or e-mail or upon the 3rd day following mailing by registered or certified mail, return receipt requested, and either delivered or addressed to the addresses set forth herein. This

Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements, written or verbal, between the parties. This Agreement may be amended, supplemented, modified or discharged only in writing executed by all parties. This Agreement may not be assigned by either party. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any dispute hereunder shall be resolved by arbitration and all parties waive any right to a trial by jury in connection therewith. Each party agrees that remedies for any breach hereof include damages, specific performance, injunctive relief and other equitable remedies, that no bond shall be required in connection therewith and that the prevailing party shall be entitled to recover attorney's fees and costs. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles and venue and jurisdiction will lie only in Broward County, Florida, and the Parties hereby consent to jurisdiction and venue therein.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



ONVC: ONLINE VACATION                        PIP:  PHOENIX  INTERNATIONAL
        CENTER HOLDINGS CORP.                      PUBLISHING, LLC, for itself
                                                   and on behalf of all of its
                                                   subsidiaries

By: /s/ Edward. B. Rudner                     By: /s/ Simon Todd
-------------------------                     ------------------
Name:  Edward B. Rudner                       Name:  Simon Todd
Title:  President                             Title:  President
Address: 1801 NW 66th Avenue, Suite 102       Address: 217 Ridge View Lane
         Plantation, Florida 33313                     Trophy Club, Texas 76262


                                              THE HOLDER: SIMON TODD

                                              /s/ Simon Todd
                                              --------------
                                              Address: 217 Ridge View Lane
                                                       Trophy Club, Texas 76262

                        EXHIBIT A - CLOSING DELIVERABLES

--------------------------------------------------------------------------------
CLOSING               1.       Acquisition Agreement
--------------------------------------------------------------------------------
TITLE                 2.       Interest Certificates representing PIP Interests
                               with Transfer Powers
INSTRUMENTS           3.       General Certificates of the Holder
                      4.       Stock Certificates representing Restricted Shares
                               and Transfer Letter
--------------------------------------------------------------------------------
AGREEMENTS            5.       Employment and Non-Compete Agreement
                      6.       Lock-Up Agreement
--------------------------------------------------------------------------------
ORGANIZATIONAL        7.       General Certificates of PIP with Articles,
INSTRUMENTS                    Operating Agreement, Good Standing Certificate
                               and Resolutions/Actions
                      8.       General Certificates of ONVC with Articles,
                               Bylaws, Good Standing Certificate and
                               Resolutions/Actions
                      9.       Resignations of Manager
OTHER                 10.      Legal Opinion for PIP and Holder
                      11.      Legal Opinion for ONVC
                      12.      Form 13D and Edgar Filing for Holder
                      13.      Form 8-K
                      14.      Financial Statements for PIP (To Be Delivered
                               Post-Closing)
--------------------------------------------------------------------------------
DUE DILIGENCE         15.      Corporate and Organizational
INSTRUMENTS           16.      Business Descriptions
                      17.      Financial Statements
                      18.      Tax Matters
                      19.      Securities
                      20.      Financings
                      21.      Receivables and Inventories
                      22.      Property, Leases and Insurance
                      23.      Intellectual Property
                      24.      Employee Matters
                      25.      Environmental Matters
                      26.      Contract Matters
                      27.      Litigation
                      28.      Related Parties
                      29.      Licenses
                      30.      Consents
                      31.      Other

                     EXHIBIT B - DUE DILIGENCE DELIVERABLES

  The Holder and PIP will provide (A) within 5 business days of the date hereof lists of the items set forth herein for PIP (and any Subsidiaries, if any) for the last five years, and (B) within 5 business days of a request by ONVC copies of any items set forth herein or in the lists provided hereunder.

1.       CORPORATE AND ORGANIZATIONAL
         1.1 Current organizational chart for subsidiaries, divisions and hierarchy of officers.
         1.2 Articles of Incorporation, Bylaws, Articles of Organization, Operating Agreements, Certificates of Partnership, Partnership Agreements.
         1.3 Minute books, stock books and stock transfer ledgers (or similar books and ledgers).
         1.4 Good Standing Certificates for states of formation and foreign qualifications.
         1.5 Foreign qualifications or registrations, registered agents and addresses, trade names.
         1.6   Non-qualified jurisdictions with office, employees or agents.
         1.7   Trade names or business names.

2.       BUSINESS DESCRIPTIONS
         2.1 Market studies, feasibility studies, analyses, and similar reports.
         2.2   Marketing and other descriptive brochures.
         2.3   Press releases and press clippings.
         2.4 Recent analyses prepared by investment bankers, engineers, management consultants, accountants, or others, including marketing studies, credit reports, and other types of reports, financial or otherwise.

3.       FINANCIAL STATEMENTS
         3.1 Audited financial statements, both consolidated and consolidating.
         3.2 Unaudited interim financial statements since the most recent audited financial statements.
         3.3 Management financial reports to the directors, or any committee thereof.
         3.4 Sales projections and estimates, budget and budget projections including assumptions therein.
         3.5   Prepaid or deferred income or expenses.
         3.6 Accounting policies and any changes therein, including revenue recognition and depreciation.
         3.7   Accountants' names and addresses and length of relationship.
         3.8 Accountants' correspondence and reports to management, including all management letters.
         3.9 Write-downs or write-offs of notes, accounts receivable, or other assets.

4.       TAX MATTERS
         4.1 Federal, state, local, and foreign income, payroll and franchise tax returns.
         4.2 Correspondence with IRS or other tax authorities concerning audits, adjustments or compliance.
         4.3 State, local and foreign taxes to which PIP is subject with assessment, return and due dates.
         4.4 Agreements, consents, elections, and waivers filed/made with the IRS or other taxing authorities
         4.5   Pending or threatened disputes with regard to tax matters.

         4.6 "S corporation" elections, IRS notices of acceptance, and any other information pertinent thereto.
         4.7   Tax indemnification, sharing or allocation agreements.
         4.8   Legal or accounting tax opinions relating to tax reporting.

5.       SECURITIES
         5.1 Securities descriptions, including common, preferred, convertible, options, warrants, debt, etc.
         5.2 Security holders' lists, with names, addresses, voting trusts and holdings.
         5.3 Security holder agreements, option agreements, plans and warrants.
         5.4 Reports, filings and correspondence with security holders, SEC and state commissions.
         5.5 Securities transfer restrictions and registration, preemptive or other rights agreements.
         5.6 Agreements pursuant to which securities have been acquired or issued.
         5.7 Private placement memoranda, prospectuses, or other documentation relating to securities.
         5.8 Agreements and plans for acquisition, merger or business combinations.

6.       FINANCINGS
         6.1 Loan agreements, indentures, debt and other financing instruments, and related materials.
         6.2 Mortgages, liens, pledges, security interests, charges, encumbrances and related materials.
         6.3 Guarantees concerning the payment or performance of obligations of third parties..
         6.4 Correspondence with lenders and holders (including all consents, notices, or waivers of default).
         6.5 Schedule of all debt (including short-term, capitalized leases, guarantees, and contingent).

7.       RECEIVABLES AND INVENTORIES
         7.1 Customers and suppliers accounting for more than 5% of any sales, product line or service.
         7.2   Customary sales credit terms.
         7.3 Aging, names and addresses of accounts receivable in excess of $25,000.
         7.4   Bad debt reserves, history and policies.
         7.5 Products and services currently sold by PIP, together with applicable prices and discounts.
         7.6   Inventory pricing procedures.
         7.7 Major sources of supply for material, dollar purchases, and available alternative supply sources.

8.       PROPERTIES, LEASES AND INSURANCE
         8.1   Real estate owned, leased, or used and materials related thereto.
         8.2 Fixed assets, vehicles and equipment owned, leased, or used and materials related thereto.
         8.3   Portfolio investments, including cost basis and current value.
         8.4   Acquisition contracts, leases, or other arrangements.
         8.5 Title insurance and professional appraisals of any property or equipment.
         8.6 Liens, security interests, mortgages, conditional sales contracts, etc. .
         8.7 Insurance policies relating to the business, assets, or properties of the Company.
         8.8   insurance claims (over $5,000 in amount) currently pending.

         8.9   Schedule of loss experience per insurance year.

9.       INTELLECTUAL PROPERTY (PATENTS, TRADEMARKS, COPYRIGHTS, TRADE SECRETS)
         9.1   Patent registrations and applications.
         9.2 Trademark (service mark and trade dress) use, registrations (or lack thereof) and applications.
         9.3   Copyright registrations and applications.
         9.4 Manual or other written document detailing procedures for protecting trade secrets.
         9.5 Sale, licensing, merchandising or assignment agreements relating to intellectual property.
         9.6 Communications relating to the validity or infringement of intellectual property.
         9.7 Studies or reports relating to the validity or value of intellectual property.

10.      EMPLOYEES, BENEFIT PLANS, AND LABOR DISPUTES
         10.1 Number of employees by function (executive, sales, clerical, research, labor, etc.).
         10.2 Name and address of each person with power of attorney to act on behalf of any entity.
         10.3 Labor union contracts, collective bargaining arrangements, strikes, unrest or troubles.
         10.4  Unfair labor practices complaints and status.
         10.5 Pending or threatened requests, arbitrations, grievances, labor disputes, strikes, or disturbances.
         10.6  Performance bonus plans.
         10.7 Employee pension and deferred compensation plans, actuarial reports and financial statements.
         10.8 Details on any terminated pension plans and unfunded pension liabilities.
         10.9  Employee benefit plans, vacation policies, holidays, etc..
         10.10 Employee policies, handbooks or similar documents.
         10.11 Employees who received compensation exceeding $50,000 in the last fiscal year.
         10.12 Employment, consulting or management agreements (written or oral).
         10.13 Confidentiality, noncompetition, or similar agreements.
         10.14 Workers' compensation and unemployment compensation insurance and claims by state.

11.      LITIGATION
         11.1 Pending or threatened claims, lawsuits, arbitrations or investigations and any available insurance
         11.2 Correspondence from counsel relating to litigation or contingent liabilities.
         11.3 Correspondence relating to actual or alleged infringement of intellectual property rights.
         11.4  Judgments, orders, and decrees to which PIP are subject.
         11.5 Most recent response to auditors' request for information about litigation/contingent liabilities.
         11.6 Governmental permits, licenses, etc., and any matters in relation thereto.
         11.7 Litigation involving an officer/director re bankruptcy, crimes, securities law, or business practice.
         11.8 Investigations, pending or threatened, by any federal, state, local, or foreign authorities.
         11.9 Correspondence, reports, filings or other information regarding any other regulatory bodies.

12.      CONTRACTS AND ARRANGEMENTS
         12.1 Standard forms of agreements, sales and purchase orders used by PIP.
         12.2 Warranty agreements, including product warranties, for completed and executory contracts.
         12.3  Oral contracts and commitments.
         12.4  Sales agency and distribution agreements.
         12.5  Contracts and commitments in default and the details thereof.
         12.6  Contracts subject to or currently in renegotiation.
         12.7 Agreements not to be performed within three months or involving over $25,000.
         12.8  Contracts with advertising or public relations agencies.
         12.9 Suppliers (representing in excess of 5 percent of annual purchases) of the Company.
         12.10 Executory contracts, sales and purchase orders.
         12.11 Contractual or customary credit terms and agreements from suppliers and manufacturers.
         12.12 Agreements and arrangements with distributors, dealers, sales agents, or representatives.
         12.13 Agreements and arrangements whereby the Company or any subsidiary acts as a distributor.
         12.14 Agreements relating to the supply of raw materials and supplies.
         12.15 Agreements and documentation relating to acquisition, sale or proposed sale of any business.
         12.16 Joint venture or partnership agreements.
         12.17 Franchise or distribution agreements.
         12.18 Agreements not previously listed involving payment of commissions, discounts, etc.
         12.19 Contracts restricting competition o requiring the continuance of any line of business.
         12.20 Facts/circumstances that may result in cancellation, termination or a claim under any agreement.
         12.21 Agreements granting any right of first refusal to acquire any business or assets.
         12.22 Contracts and arrangements for trucking, delivery and/or warehouse space.
         12.23 Research and development agreements.
         12.24 Technology license agreements.

13.      ENVIRONMENTAL AND RELATED MATTERS
         13.1 Internal and external environmental reports relating to current or former properties.
         13.2 Applications, statements, or reports filed or given to any environmental regulatory body.
         13.3 Notices, complaints, suits, or similar documents to or from any environmental regulatory body.
         13.4 Internal and external reports concerning compliance with waste disposal regulations.
         13.5 permits, shipping authorizations, manifests, and waste stream authorizations.
         13.6 Processes or facilities currently or previously operated that may generate hazardous material.
         13.7 Pollution control capital expenditure reports (including budget requests).
         13.8 Reports, manifests, or other documents relating to hazardous waste or pesticide management.
         13.9  Documents relating to PCBs or asbestos.
         13.10 Public or private records reflecting existing or recent environmental problems.

14.      TRANSACTIONS WITH RELATED PARTIES
         14.1 Related party, director and officer names, addresses , telephone numbers and relationships.
         14.2  Directors and officers liability insurance policies.
         14.3  Related party agreements and/or conflicts.
         14.4  Debt or obligations to or from any related party.
         14.5  Assets or properties used or leased to or from any related party.
         14.6  Other transactions with related parties.

15.      LICENSES, FILINGS AND REPORTS
         15.1 Federal, state, local, and foreign governmental permits, licenses, and approvals.
         15.2  Filings and reports with governmental agencies.
         15.3 Correspondence, reports or notices to or from, or requirements or obligations imposed or proposed by, any federal, state, local, or foreign governmental agency.

16.      CONSENTS AND NOTIFICATIONS
         16.1  Consents required from any third party.
         16.2  Notifications required from any third party.

17.      MISCELLANEOUS
         17.1 Bank accounts and safe deposit boxes, with authorized signatories.
         17.2  Memberships in trade associations.
         17.3 Other matters not addressed herein which might be material to any businesses, operations, properties, products, customers, suppliers, employees or other aspects.